UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

Indiana	35-1539838
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Main Street, Evansville, Indiana	47708
(Address of Principal Executive Offices)	(Zip Code)

Home Federal Bancorp 1995 Stock Option Plan

Home Federal Bancorp 1999 Stock Option Plan

Home Federal Bancorp 2001 Stock Option Plan

(Full title of the plan)

Jeffrey L. Knight, Esq.

Executive Vice President, Corporate Secretary

and Chief Legal Counsel

Old National Bancorp

P.O. Box 718

Evansville, Indiana 47705

(Name and address of agent for service)

(812) 464-1294

(Telephone number, including area code, of agent of service)

With a copy to:

Timothy M. Harden, Esq.

Michael J. Messaglia, Esq.

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, Indiana 46204

(317) 636-4341

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	41,711 shares	$13.94	$581,451.34	$66.63
Common Stock, no par value	4,161 shares	$13.94	$58,004.34	$6.65
Common Stock, no par value	111,214 shares	$13.94	$1,550,323.16	$177.67

(1)	Pursuant to Section 416(a) under the Securities Act of 1933 (the “Securities Act”), the amount of Common Stock registered hereby shall be deemed to include any additional shares that may become issuable as a result of the adjustment and anti-dilution provisions of the Home Federal Bancorp 1995 Stock Option Plan, Home Federal Bancorp 1999 Stock Option Plan and Home Federal Bancorp 2001 Stock Option Plan (the “Plans”).
(2)	The 41,711, 4,161, and 111,214 shares, respectively, registered hereby represent the remaining shares issuable pursuant to the Plans.
(3)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average high and low prices for the Registrant’s common stock reported on the New York Stock Exchange on September 17, 2012.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, Old National Bancorp (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Jeffrey L. Knight, Executive Vice President, Corporate Secretary and Chief Legal Counsel of the Company, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Old National Bancorp (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement and made a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	the Registrant’s quarterly reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012;

(c)	the Registrant’s current reports on Form 8-K and 8-K/A filed on January 25, 2012, January 26, 2012, January 30, 2012, April 30, 2012, May 15, 2012, July 9, 2012, July 20, 2012, July 26, 2012, July 30, 2012, August 16, 2012, and August 31, 2012; and

(d)	The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 7, 2002, including any amendment or report filed with the SEC for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act) prior to the filing of a post-effective amendment which indicates that all shares of common stock offered pursuant to this Registration Statement have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation, as amended, and By-Laws, as amended, provide that the Registrant will indemnify any person who is or was a director, officer or employee of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

The Indiana Business Corporation Law provides in regard to indemnification of directors and officers as follows:

23-1-37-8 Indemnification of director against liability

Sec. 8.(a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if;

(1)	the individual’s conduct was in good faith; and

(2)	the individual reasonably believed;

(A)	in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest; and

(B)	in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

(3)	in the case of any criminal proceeding, the individual either;

(A)	had reasonable cause to believe the individual’s conduct was lawful; or

(B)	had no reasonable cause to believe the individual’s conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

23-1-37-9 Mandatory indemnification of director against expense

Sec. 9. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

23-1-37-13 Officers, employees or agents; indemnification and advance of expense

Sec. 13. Unless a corporation’s articles of incorporation provide otherwise:

(1) an officer of the corporation, whether or not a director, is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section 11 of this chapter, in each case to the same extent as a director;

(2) the corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

(3) a corporation may also indemnify and advance expenses to an officer, employee, or agent whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

23-1-37-15 Remedy not exclusive of other rights

Sec. 15. (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

(1) a corporation’s articles of incorporation or bylaws;

(2) a resolution of the board of directors or of the shareholders; or

(3) any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

(b) If the articles of incorporation, by-laws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, by-laws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses.

(c) This chapter does not limit a corporation’s power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person’s appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

The Registrant also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

See “Item 9. Undertakings” for a description of the SEC’s position regarding the indemnification of directors and officers for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are being filed as part of this Registration Statement:

Exhibit Number	Document

4.1	Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3(i) of Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008)

4.2	Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National Bancorp’s Current Report on Form 8-K filed with the Commission on July 23, 2009)

4.3	Home Federal Bancorp 1995 Stock Option Plan

4.4	Home Federal Bancorp 1999 Stock Option Plan

4.5	Home Federal Bancorp 2001 Stock Option Plan

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney of Directors of Old National Bancorp

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on September 20, 2012.

OLD NATIONAL BANCORP (Registrant)

By:	/s/ Robert G. Jones
Robert G. Jones President, Chief Executive Officer, and a Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Christopher A. Wolking Christopher A. Wolking Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Date: September 20, 2012

/s/ Joan M. Kissel Joan M. Kissel Senior Vice President and Corporate Controller (Principal Accounting Officer)	Date: September 20, 2012

Directors:

AlanW. Braun, Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Robert G. Jones, Phelps L. Lambert,

Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Marjorie Z. Soyugenc, Kelly N. Stanley, Linda E. White

By: /s/ Jeffrey L. Knight Jeffrey L. Knight As Attorney-in-Fact*	Date: September 20, 2012

*	Pursuant to authority granted by a power of attorney, a copy of which is filed herewith as Exhibit 24.1.

INDEX TO EXHIBITS

Number	Description

4.1	Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3(i) of Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008)

4.2	Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National Bancorp’s Current Report on Form 8-K filed with the Commission on July 23, 2009)

4.3	Home Federal Bancorp 1995 Stock Option Plan

4.4	Home Federal Bancorp 1999 Stock Option Plan

4.5	Home Federal Bancorp 2001 Stock Option Plan

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney of Directors of Old National Bancorp